SCHEDULE A
Amended as of February 28, 2024

to the

EXPENSE LIMITATION AGREEMENT

dated January 22, 2016 between

GALLERY TRUST

and
MONDRIAN INVESTMENT PARTNERS LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Mondrian International Value Equity Fund	0.74%	February 28, 2026
Mondrian Emerging Markets Value Equity Fund	0.92%	February 28, 2026
Mondrian Global Listed Infrastructure Fund	0.95%	February 28, 2026
Mondrian Global Equity Value Fund	0.74%	February 28, 2026

ACKNOWLEDGED AND ACCEPTED BY:

GALLERY TRUST

/s/ James Bernstein
Name: James Bernstein
Title: Vice President and Secretary

MONDRIAN INVESTMENT PARTNERS LIMITED

/s/ Clive Gillmore
Name: Clive Gillmore
Title: Chief Executive Officer

A-1